                                                                EXHIBIT 20.2

                  Corporate News Public Affairs

                                 Ford Motor Company
                                 The American Road
                                 Room 904
                                 Dearborn, MI  48121

                                 Telephone (313) 322-9600
                                 Fax (313) 845-0570

FOR RELEASE AT 8 A.M. (EASTERN), WEDNESDAY, FEB. 1


Contact:  Media Inquiries:      Broadcast Media:      Stockholders Inquiries:
          Terry Bresnihan       Lin Cummins           (313) 845-8540
          (313) 322-9600        (313) 322-9600

FORD REPORTS ALL-TIME RECORD 1994 EARNINGS

     DEARBORN, Mich., Feb. 1 -- Strong performances in automotive operations and financial services, coupled with improving market conditions around the world, propelled Ford Motor Company's 1994 full-year earnings to $5.3 billion or $4.97 per share of common and Class B stock, a record for any year and more than double the earnings of a year earlier.
     "Our results point to continued improvement in our competitive and financial positions," said Alex Trotman, chairman and chief executive officer. "Over the course of 1994, we brought important new products to market and significantly strengthened our balance sheet. The fast start on the realignment of our automotive business will result in more product and lower costs in the years to come."

OUTLOOK FOR INDUSTRY
     "Ford had a good year in 1994; however, we continue to strive for further improvements needed to reach targeted returns," Trotman said. "We are a determined group of people working together to serve our shareholders by providing our customers with exciting products and services and exceptional value.
     "In the U.S., Ford's retail demand has been running above what it was a year ago and consumer confidence and income numbers remain strong. In Europe, most economies are well into recovery now and we expect continued improvement."

SUMMARY OF 1994 AND COMPARISON WITH 1993
(Per share data have been adjusted to reflect a 2-for-1 stock split in June
1994.)

Overview
- --------
- - Total earnings were $5.308 billion, compared with $2.5 billion in 1993, and surpassed the previous record of $5.300 billion in 1988.
- -  Earnings per share were $4.97, compared with $2.27 per share.
- - Worldwide sales and revenues were $128.4 billion, compared with $108.5 billion.

Automotive
- ----------
- - Net income from worldwide automotive operations was $3.8 billion, compared with $940 million in 1993. After-tax return on sales was 3.6 percent, compared with 1.1 percent.
- - Net income from U.S. automotive operations was $3.0 billion, compared with $1.5 billion. After-tax return on sales was 4.2 percent, compared with 2.4 percent.
- - Automotive operations outside the U.S. earned $784 million, compared with a loss of $542 million in 1993. After-tax return on sales in 1994 was 2.4 percent.

Financial Services Group
- ------------------------
- - The Financial Services Group earned $1.5 billion (which includes a $440 million write-off for the sale of First Nationwide Bank), compared with $1.6 billion in 1993.
- -  Ford Credit earned a record $1.3 billion, compared with $1.2 billion.
- - The Associates Corporation of North America earned a record $604 million, compared with $524 million.
- - USL Capital earned a record $109 million, compared with $77 million in 1993.

Balance Sheet
- -------------
- - Stockholders equity at year-end was $21.7 billion, compared with $15.6 billion.
- - Automotive cash and marketable securities was $12.1 billion, compared with $9.8 billion.
- -  Automotive debt was $7.3 billion, compared with $8 billion.
- - Automotive net cash was $4.8 billion, compared with $1.8 billion at year-end last year.
- -  Capital spending was $8.5 billion, compared with $6.8 billion.

Sales and Market Share
- ----------------------
- - Worldwide factory unit sales were 6,639,000, compared with 5,965,000 in 1993.
- -  Combined car and truck share in the U.S. was 25.2 percent, compared with
   25.5 percent.
- - Combined car and truck share in Western Europe was 12.1 percent, compared with 11.8 percent.

AUTOMOTIVE OPERATIONS
     Ford's full-year net income from worldwide automotive operations was $3.8 billion, an improvement of $2.9 billion from 1993. The after-tax return on sales was 3.6 percent, up 2.5 percentage points.
     In the U.S., Ford's automotive operations earned $3.0 billion for the full year, increasing $1.5 billion over 1993. Outside the U.S., automotive operations improved $1.3 billion, reaching $784 million for 1994. Ford's European automotive operations, excluding Jaguar, earned $388 million, compared with a loss of $407 million in 1993.
     "We are encouraged by the public reception of our products throughout the world," Trotman said. "In the U.S., we swept the market with five of the top eight best-selling vehicles. A continuous flow of new products, including just-launched vehicles like Explorer and Continental, and later in the year Taurus, Sable and F-Series pickups, gives us confidence that product success in the marketplace will remain a hallmark of Ford. In Europe, our Escort, new Transit and Scorpio, as well as the continuing success of Mondeo, position us well with a strong product line-up in 1995."
     During 1994 Ford also made significant progress in Brazil and Argentina and in entering a number of emerging automotive markets, including China, India and Vietnam. "It's a primary objective that Ford become a much bigger player in the world's emerging markets," Trotman said. "Watch for important developments in these countries, and others, for Ford during 1995."

FINANCIAL SERVICES
     The Financial Services Group earned $1.5 billion in 1994, down $105 million from 1993. This included a $440 million charge related to the sale of First Nationwide Bank. Excluding the charge, profits were $1.9 billion, up more than $300 million from 1993.
     The Group's performance included full-year earnings of $1.3 billion by Ford Credit, up $119 million from 1993; $604 million by The Associates Corp. of North America, an increase of $80 million; and $109 million by USL Capital, up $32 million. Earnings at each of the three operations were records.
     "Our Financial Services Group is a strong and reliable engine for profits and growth, with a solid track record of contributing significantly to the company's bottom line," Trotman said. "The Group is well-positioned for continued profitable growth because of its leadership in customer satisfaction and its status as a low-cost producer."

OTHER 1994 HIGHLIGHTS
- - Ford was the leading exporter of vehicles from the U.S. and Canada, with a record 120,133 units, up almost 70 percent from 1993.
- - Taurus was the best-selling car in the U.S. for the third consecutive year; F-Series was the best-selling vehicle for the 13th consecutive year.
- -  Ford had record truck sales in the U.S. with 1,932,265 units sold.
- - Combined European car and truck market share of 12.1 percent was Ford's highest in ten years.
- - Ford had the three top-selling vehicles in Britain with Escort, Mondeo and Fiesta, and held overall market-share leadership for the 18th consecutive year.
- - Ford retained passenger car sales leadership in Australia for the 13th consecutive year.
- -  The Associates recorded its 20th consecutive year of increased earnings.
- -  Hertz achieved record earnings of $91 million for the year.

FOURTH-QUARTER RESULTS
     Ford earned a fourth-quarter record $1.6 billion or $1.47 per share of common and Class B stock. This compares with $719 million or $0.65 per share in the fourth quarter of 1993.
     U.S. automotive operations earned $720 million, compared with $669 million in 1993. Outside the U.S., automotive operations earned $365 million, compared with a loss of $372 million. Net income outside the U.S. included a one-time gain of $110 million from the recent devaluation of the Mexican peso. However, the devaluation is expected to have unfavorable impact on future earnings.
     The Financial Services Group earned a fourth-quarter record $484 million, compared with $422 million in 1993.

                                    # # #
2-1-95

                          Ford Motor Company and Subsidiaries

                                     HIGHLIGHTS
                                     ----------

                                              Fourth Quarter          Full Year
                                          ---------------------    -----------------
                                            1994        1993         1994    1993
                                          --------    --------     -------- --------
Worldwide factory sales of cars
 and trucks (in thousands)
- - United States                             1,062         941        4,276      3,824
- - Outside United States                       584         512        2,363      2,141
                                            -----       -----        -----      -----
     Total                                  1,646       1,453        6,639      5,965
                                            =====       =====        =====      =====

Sales and revenues (in millions)
- - Automotive                              $27,766     $23,511     $107,137   $ 91,568
- - Financial Services                        5,877       4,330       21,302     16,953
                                          -------     -------     --------   --------
   Total                                  $33,643     $27,841     $128,439   $108,521
                                          =======     =======     ========   ========

Net income (in millions)
- - Automotive                              $ 1,085     $   297     $  3,824   $    940
- - Financial Services                          484         422        1,484*     1,589
                                          -------     -------     --------   --------
     Total                                $ 1,569     $   719     $  5,308   $  2,529
                                          =======     =======     ========   ========

Capital expenditures (in millions)
- - Automotive                              $ 2,404     $ 1,985     $  8,310   $  6,714
- - Financial Services                           65          32          236        100
                                          -------     -------     --------   --------
   Total                                  $ 2,469     $ 2,017     $  8,546   $  6,814
                                          =======     =======     ========   ========

Stockholders' equity at December 31
- - Total (in millions)                     $21,659     $15,574     $ 21,659   $ 15,574
- - After-tax return on Common and
   Class B stockholders' equity              34.5%       21.1%        33.6%      18.6%

Automotive cash, cash equivalents,
 and marketable securities at
 December 31 (in millions)                $12,083     $ 9,752     $ 12,083   $  9,752

Automotive debt at December 31
 (in millions)                            $ 7,258     $ 8,016     $  7,258   $  8,016

Automotive after-tax returns on sales         3.9%        1.3%         3.6%       1.1%

Shares of Common and Class B Stock
 (in millions)
- - Average number outstanding                1,020         996        1,010        986
- - Number outstanding at December 31         1,023         998        1,023        998

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income
- - Automotive                              $  1.00     $  0.23     $   3.50   $   0.66
- - Financial Services                         0.47        0.42         1.47       1.61
                                          -------     -------     --------   --------
   Total                                  $  1.47     $  0.65     $   4.97   $   2.27
                                          =======     =======     ========   ========

Income assuming full dilution             $  1.31     $  0.60     $   4.44   $   2.10

Cash dividends per share of Common
 and Class B Stock                        $  0.26     $  0.20     $   0.91   $   0.80

- - - - - -
*Includes a loss of $440 million related to the disposition of Granite Savings
 Bank (formerly First Nationwide Bank)

Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.

                                    Ford Motor Company and Subsidiaries

                                           VEHICLE FACTORY SALES
                                           ---------------------

                             For the Periods Ended December 31, 1994 and 1993
                                             (in thousands)

                                        Fourth Quarter            Full Year
                                   -----------------------    ------------------
                                     1994         1993          1994     1993
                                   ---------    ---------     --------- --------
North America
Cars - U.S.                            537          458         2,077     1,950
     - Canada                           33           35           124       130
     - Mexico                           15           12            49        51
                                     -----        -----         -----     -----
  Total cars                           585          505         2,250     2,131

Trucks - U.S.                          525          483         2,199     1,874
       - Canada                         42           42           156       126
       - Mexico                         12           10            42        39
                                     -----        -----         -----     -----
  Total trucks                         579          535         2,397     2,039
                                     -----        -----         -----     -----

Total North America                  1,164        1,040         4,647     4,170

Outside North America
Germany                                216          193           938       831
Britain                                115           98           463       422
Spain                                   77           48           302       211
Australia                               38           34           130       127
Taiwan                                  17           19            86       114
Japan                                    8           11            34        53
Other countries                         11           10            39        37
                                     -----        -----         -----     -----

  Total outside North America          482          413         1,992     1,795
                                     -----        -----         -----     -----

  Total worldwide vehicle
   factory sales                     1,646        1,453         6,639     5,965
                                     =====        =====         =====     =====

Includes units manufactured by other companies and sold by Ford. Factory sales are shown by source of manufacture, except within North America. In North America, U.S. sales include exports from Canada, Mexico, and Australia. Canadian sales include exports from the U.S. and Mexico. Mexican sales include exports from the U.S. and Canada.

                                Ford Motor Company and Subsidiaries

                                     CONSOLIDATED STATEMENT OF INCOME
                                     --------------------------------

                         For the Years Ended December 31, 1994, 1993 and 1992
                                             (in millions)

                                                             1994         1993         1992
                                                           --------     --------     --------
AUTOMOTIVE
Sales                                                      $107,137      $91,568      $84,407

Costs and expenses
Costs of sales                                               96,180       85,168       81,748
Selling, administrative, and other expenses                   5,131        4,968        4,434
                                                           --------      -------      -------
  Total costs and expenses                                  101,311       90,136       86,182

Operating income/(loss)                                       5,826        1,432       (1,775)

Interest income                                                 665          563          653
Interest expense                                                721          807          860
                                                            --------      -------      -------
Net interest expense                                            (56)        (244)        (207)
Equity in net income of affiliated companies                    271          127           15
Net (expense)/revenue from transactions with
 Financial Services                                             (44)         (24)          15
                                                            --------      -------      -------

Income/(loss) before income taxes and cumulative effects
 of changes in accounting principles - Automotive             5,997       1,291       (1,952)

FINANCIAL SERVICES
Revenues                                                     21,302      16,953       15,725

Costs and expenses
Interest expense                                              7,023       6,482        7,056
Depreciation                                                  4,910       3,064        2,089
Operating and other expenses                                  4,607       3,196        2,945
Provision for credit and insurance losses                     1,539       1,523        1,795
Loss on disposition of Granite Savings Bank (formerly
 First Nationwide Bank)                                         475           -            -
                                                           --------     -------      -------
Total costs and expenses                                     18,554      14,265       13,885
Net revenue/(expense) from transactions with Automotive          44          24          (15)
                                                           --------     -------      -------

Income before income taxes and cumulative effects of
 changes in accounting principles - Financial Services        2,792       2,712        1,825
                                                           --------     -------      -------

TOTAL COMPANY
Income/(loss) before income taxes and cumulative effects
 of changes in accounting principles                          8,789       4,003         (127)

Provision for income taxes                                    3,329       1,350          295
                                                           --------     -------      -------

Income/(loss) before minority interests and cumulative
 effects of changes in accounting principles                  5,460       2,653         (422)

Minority interests in net income of subsidiaries                152         124           80
                                                           --------     -------      -------

Income/(loss) before cumulative effects of changes in
 accounting principles                                        5,308       2,529         (502)

Cumulative effects of changes in accounting
 principles                                                       -           -       (6,883)
                                                           --------      -------     -------

Net income/(loss)                                             5,308        2,529      (7,385)

Preferred stock dividend requirements                           287          288         209
                                                           --------      -------     -------

Income/(loss) attributable to Common and Class B Stock     $  5,021      $ 2,241     $(7,594)
                                                           ========      =======      =======



                                  Ford Motor Company and Subsidiaries

                                     CONSOLIDATED STATEMENT OF INCOME
                                     --------------------------------

                        For the Years Ended December 31, 1994, 1993, and 1992
                                              (in millions)

                                                           1994       1993       1992
                                                          -------    -------    -------
Average number of shares of Common and Class B Stock
 outstanding                                               1,010        986        972

AMOUNTS PER SHARE OF COMMON STOCK AND CLASS B STOCK
 AFTER PREFERRED STOCK DIVIDENDS

Income/(loss) before cumulative effects of changes in
 accounting principles                                   $  4.97     $ 2.27    $ (0.73)

Cumulative effects of changes in accounting principles         -          -      (7.08)
                                                         -------     ------     -------

Income/(loss)                                            $  4.97     $ 2.27    $ (7.81)
                                                         =======     ======    =======

Income/(loss) assuming full dilution                     $  4.44     $ 2.10    $ (7.81)

Cash dividends                                           $  0.91     $ 0.80    $  0.80



Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.

                                         Ford Motor Company and Subsidiaries

                                              CONSOLIDATED BALANCE SHEET
                                              --------------------------
                                                     (in millions)

                                                                        December 31,       December 31,
                                                                           1994               1993
                                                                        ------------       ------------
ASSETS
Automotive
Cash and cash equivalents                                               $  4,481           $  5,667
Marketable securities                                                      7,602              4,085
                                                                        --------           --------
   Total cash, cash equivalents, and marketable securities                12,083              9,752

Receivables                                                                2,548              2,302
Inventories                                                                6,487              5,538
Deferred income taxes                                                      3,062              2,830
Other current assets                                                       2,006              1,226
Net current receivable from Financial Services                               677                834
                                                                        --------           --------
   Total current assets                                                   26,863             22,482

Equity in net assets of affiliated companies                               3,554              3,002
Net property                                                              27,048             23,059
Deferred income taxes                                                      4,146              5,427
Other assets                                                               6,760              7,691
Net noncurrent receivable from Financial Services                              0                 76
                                                                        --------           --------
   Total Automotive assets                                                68,371             61,737

Financial Services
Cash and cash equivalents                                                  1,739              2,555
Investments in securities                                                  6,105              8,219
Net receivables and lease investments                                    130,356            119,535
Other assets                                                              12,783              6,892
                                                                        --------           --------
   Total Financial Services assets                                       150,983            137,201
                                                                        --------           --------

   Total assets                                                         $219,354           $198,938
                                                                        ========           ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                          $ 10,777           $  8,769
Other payables                                                             2,624              1,976
Accrued liabilities                                                       11,599             10,815
Income taxes payable                                                         316                160
Debt payable within one year                                                 155                932
                                                                        --------           --------
   Total current liabilities                                              25,471             22,652

Long-term debt                                                             7,103              7,084
Other liabilities                                                         24,920             25,911
Deferred income taxes                                                        948              1,089
                                                                        --------           --------
   Total Automotive liabilities                                           58,442             56,736

Financial Services
Payables                                                                   2,361              1,881
Debt                                                                     123,713            103,960
Deposit accounts                                                               -             10,549
Deferred income taxes                                                      2,958              2,287
Other liabilities and deferred income                                      7,669              5,583
Net payable to Automotive                                                    677                910
                                                                        --------           --------
   Total Financial Services liabilities                                  137,378            125,170

Preferred stockholders' equity in a subsidiary company                     1,875              1,458

Stockholders' equity
Capital stock
 Preferred Stock, par value $1.00 per share (aggregate liquidation
  preference of $3.4 billion)                                                  *                  *
 Common Stock, par value $1.00 per share (952 and 464 million
  shares issued)                                                             952                464
 Class B Stock, par value $1.00 per share (71 and 35 million
  shares issued)                                                              71                 35
Capital in excess of par value of stock                                    5,273              5,082
Foreign currency translation adjustments and other                           189               (678)
Minimum pension liability adjustment                                           -               (400)
Earnings retained for use in business                                     15,174             11,071
                                                                        --------           --------
   Total stockholders' equity                                             21,659             15,574
                                                                        --------           --------

   Total liabilities and stockholders' equity                           $219,354           $198,938
                                                                        ========           ========

- - - - - -
*Less than $1 million

                                     Ford Motor Company and Subsidiaries


                                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                     ------------------------------------

                        For the Years Ended December 31, 1994, 1993, and 1992
                                                        (in millions)


                                                          1994                     1993                      1992
                                                  ----------------------   ----------------------   ----------------------
                                                               Financial                Financial                Financial
                                                  Automotive   Services    Automotive   Services    Automotive   Services
                                                  ----------   ---------   ----------   ---------   ----------   ---------

Cash and cash equivalents at January 1            $  5,667     $  2,555    $  3,504     $  3,182    $  4,958     $  3,175

Cash flows from operating activities                 7,542        9,087       6,862        7,145       5,753        5,762

Cash flows from investing activities
 Capital expenditures                               (8,310)        (236)     (6,714)        (100)      (5,697)         (93)
 Proceeds from sale and leaseback of
  fixed assets                                           0            -         884            -          263            -
 Acquisitions of other companies                         0         (485)          0         (336)           0         (461)
 Proceeds from sales of subsidiaries                     0          715         173            0           52            0
 Acquisitions of receivables and lease
  investments                                            -     (202,407)          -     (163,858)           -     (134,619)
 Collections of receivables and
  lease investments                                      -      172,694           -      142,844            -      123,144
 Acquisitions of daily rental vehicles, net
  of disposals                                           -         (924)          -            -            -            -
 Purchases of securities                              (412)     (10,688)    (100,493)    (13,741)     (50,437)    (12,877)
 Sales and maturities of securities                    511        9,649      101,927      12,426       49,629      12,169
 Proceeds from sales of receivables                      -        3,622            -       4,794            -       6,465
 Loans originated net of principal payments              -         (207)           -      (1,466)           -        (938)
 Investing activity with Financial Services            355            -         (117)          -          709           -
 Other                                                (331)        (312)         (69)        389         (492)        372
                                                  --------     --------     --------    --------     --------    --------
   Net cash used in investing activities            (8,187)     (28,579)      (4,409)    (19,048)      (5,973)     (6,838)

Cash flows from financing activities
 Cash dividends                                     (1,205)           -       (1,086)          -         (977)          -
 Sale of Preferred Stock                                 0            -            0           -        1,104           -
 Issuance of Common Stock                              715            -          394           -          221           -
 Changes in short-term debt                           (795)      10,314          (66)      6,065         (426)      2,739
 Proceeds from issuance of other debt                  158       21,885          424      22,128        1,865      13,382
 Principal payments on other debt                      (75)     (14,088)        (376)    (13,791)      (1,598)    (13,122)
 Financing activity with Automotive                      -         (355)           -         117            -        (709)
 Changes in customers' deposits, excluding
  interest credited                                      -         (422)           -      (3,861)           -      (3,418)
 Receipts from annuity contracts                         -        1,124            -         821            -         703
 Redemption of Hertz common and preferred stock          -         (145)           -           -            -           -
 Issuance of subsidiary company preferred stock          -          417            -         375            -         283
 Other                                                  31           13         (124)        (76)          79         (10)
                                                  --------     --------     --------    --------     --------    --------
   Net cash (used in)/provided by financing
    activities                                      (1,171)      18,743         (834)     11,778          268        (152)

Effect of exchange rate changes on cash                397          166           17          25         (220)        (47)
Net transactions with Automotive/
 Financial Services                                    233         (233)         527        (527)      (1,282)      1,282
                                                  --------     --------     --------    --------     --------    --------
   Net (decrease)/increase in cash and cash
    equivalents                                     (1,186)        (816)       2,163        (627)      (1,454)          7
                                                  --------     --------     --------    --------     --------    --------
Cash and cash equivalents at December 31          $  4,481     $  1,739     $  5,667    $  2,555     $  3,504    $  3,182
                                                  ========     ========     ========    ========     ========    ========


                                   Ford Motor Company and Subsidiaries

                            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             ----------------------------------------------
                         For the Years Ended December 31, 1994, 1993, and 1992
                                                (in millions)

                                                          1994         1993         1992
                                                        --------     --------     --------
CAPITAL STOCK
Common Stock
Balance at beginning of year                            $   464       $   454      $   448
Stock split in form of a 100% stock dividend                469             -            -
Issued for employee benefit plans and other                  19            10            6
                                                        -------       -------      -------
  Balance at end of year                                    952           464          454

Class B Stock
Balance at beginning of year                                 35            35           35
Stock split in form of a 100% stock dividend                 36             -            -
                                                        -------       -------      -------
Balance at end of year                                       71            35           35

Series A Preferred Stock                                      *             *            *

Series B Preferred Stock                                      *             *            *

CAPITAL IN EXCESS OF PAR VALUE OF STOCK
Balance at beginning of year                              5,082         4,698        3,379
Stock split in form of a 100% stock dividend               (505)            -            -
Issued for employee benefit plans and other                 696           384          215
Sale of Series B Preferred Stock                              0             0        1,104
                                                        -------       -------      -------
  Balance at end of year                                  5,273         5,082        4,698

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
 AND OTHER
Balance at beginning of year                             (1,078)          (62)         838
Translation adjustments during year                         800          (508)        (975)
Minimum pension liability adjustment                        400          (400)           -
Other                                                        67          (108)          75
                                                        -------       -------      -------
  Balance at end of year                                    189        (1,078)         (62)

EARNINGS RETAINED FOR USE IN THE BUSINESS
Balance at beginning of year                             11,071         9,628       17,990
Net income/(loss)                                         5,308         2,529       (7,385)
Cash dividends                                           (1,205)       (1,086)        (977)
                                                        -------       -------      -------
  Balance at end of year                                 15,174        11,071        9,628
                                                        -------       -------      -------

Total stockholders' equity                              $21,659       $15,574      $14,753
                                                        =======       =======      =======


                                                                                   Series A         Series B
                                                  Common            Class B        Preferred        Preferred
                                                  Stock             Stock          Stock            Stock
                                                  ------            -------        ---------        ---------
SHARES OF CAPITAL STOCK
Issued at December 31, 1991                         448                  35           0.046                0

Additions
  1992                                                6                   0               0            0.023
  1993                                               10                   0               0                0
  1994 - Stock split in form of a 100% stock
          dividend                                  469                  36               -                -
       - Employee benefit plans and other            19                   -               -                -
                                                  -----                  --           -----            -----
    Net additions                                   504                  36           0.046            0.023
                                                  -----                  --           -----            -----
Issued at December 31, 1994                         952                  71           0.046            0.023
                                                  =====                  ==           =====            =====

Authorized at December 31, 1994                   3,000                 265             -- In total: 30 --

- - - - - -
*The balances at the beginning and end of each period were less than $1 million